Exhibit 99.1

Philip J.  Schoonover  Named  Executive Vice  President and Chief  Merchandising
                     Officer for Circuit City Stores, Inc.


Richmond, Va., October 4, 2004 - Circuit City Stores, Inc., today announced that Philip J. Schoonover has been named executive vice president and chief merchandising officer.

Schoonover, 44, was executive vice president - customer segments at Best Buy Co., Inc. from April 2004 until September 2004. He joined Best Buy in 1995, and previously served as executive vice president - new business development from February 2002 until April 2004 and executive vice president - digital technology solutions from February 2001 until February 2002. Before that he served for five years as senior vice president - merchandising. Before joining Best Buy, he was an executive vice president at TOPS Appliance City and held senior sales and marketing positions with Sony Corporation of America.

As  chief  merchandising  officer,   Schoonover  will  be  responsible  for  the
merchandising buying group, supply chain, business development and strategy groups.

"Phil is a proven consumer electronics retailing leader with a strong background in developing new ideas and bringing them to the marketplace," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "We are excited to bring someone with his talents and energy to lead our merchandising, supply chain, business development and strategic planning groups. I am confident that Phil will make a significant difference and play a key role in the progress towards building a new Circuit City."

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores is a leading specialty retailer of consumer electronics. Circuit City operates 613 Superstores and five mall-based stores in 159 U.S. markets. Its International segment operates through more than 1,000 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

                                       ###

Contact: Bill Cimino, Director of Corporate Communications, 804-418-8163